Exhibit 99.1

Titan Machinery Inc. Prices Follow-on Offering of 4.2 Million Shares of
Common Stock

Fargo, ND, — May 16, 2008—Titan Machinery Inc. (Nasdaq: TITN), a leading network of full service agriculture and construction equipment stores, announced today that its previously-announced offering of common stock has been priced at $20.00 per share.  The 4,200,000 share offering represents an increase of 700,000 shares, or 20%, from the Company’s original announcement of the offering.  The Company is offering 3,550,000 shares of common stock and selling stockholders are offering the remaining 650,000 shares.  In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 630,000 shares of common stock at the offering price to cover over-allotments, if any.  The Company will not receive any of the proceeds from the sale of shares by the selling stockholders.

Craig-Hallum Capital Group and Robert W. Baird & Co. are acting as book-running managers for the offering.  This offering is being made solely by means of a prospectus.  Copies of the final prospectus of the offering may be obtained from Craig-Hallum Capital Group at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, (612) 334-6300.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 15, 2008.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Machinery

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America.  Currently, the Titan Machinery network consists of 42 dealerships in North Dakota, South Dakota, Minnesota, Iowa and Nebraska, including two outlet stores, representing one or more of the CNH Brands (NYSE:CNH - News) CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

CONTACT:  ICR, Inc.

John Mills, 310-954-1100